TIMKEN	PRESS RELEASE

Timken Delivers Strong 2012 Results;
Provides Outlook for 2013

•	Fourth quarter earnings per share were $0.78 on sales of $1.1 billion;

•	2012 earnings per share were $5.07 on sales of $5.0 billion, including benefit from CDSOA receipts;

•	Execution of strategic plan delivers strong operating results and free cash flow, providing for increased pension funding and share repurchases;

•	Company expects 2013 to remain strong, with earnings per share of $3.75 to $4.05, reflecting second-half recovery.

CANTON, Ohio: Jan. 24, 2013 - The Timken Company (NYSE: TKR; www.timken.com) today reported sales of $5.0 billion for 2012, a decrease of 4 percent from the prior year. The decline reflects lower demand from the light vehicle, heavy truck, industrial machinery, and oil and gas sectors in the second half of the year. Lower surcharges and the impact of currency also contributed to the decrease in sales. The company benefited from improved pricing, the favorable impact of its Philadelphia Gear and Drives acquisitions, and strength in the company's rail and aerospace and defense end markets.
In 2012, the company generated net income of $495.5 million, or $5.07 per diluted share, compared with $454.3 million, or $4.59 per diluted share, a year ago. The increase in earnings reflects favorable pricing, lower material costs, LIFO income and acquisitions, partially offset by weaker sales volume, mix, material surcharges and manufacturing costs. The 2012 results also included two significant items, net of tax (reference Table 1): the benefit of Continued Dumping and Subsidy Offset Act (CDSOA) receipts in the amount of $68 million, or $0.69 per diluted share, and charges related to the announced closure of a bearing plant in Canada, totaling $28.1 million, or $0.28 per diluted share.

Table 1: 2012 Net Income and Diluted Earnings Per Share (EPS)

	($ in Millions)	EPS
Net Income attributable to The Timken Company	$495.5	$5.07
Less: CDSOA receipts, net of tax	68.0	0.69
Add: Charges due to plant closure, net of tax	28.1	0.28
Net Income, after these items	$455.6	$4.66
“Over the course of the year, we responded quickly and effectively to slowing demand across our end markets and maintained our focus on driving value for our customers and shareholders,” said James W. Griffith, Timken president and chief executive officer. “Our strategy of continuing to evolve in key markets and further diversifying our product portfolio with new products and additional repair services enabled us to achieve double-digit operating margins in all four segments, even in the face of lower volumes. Our diversification strategy was reinforced by the positive impact that the Drives and Philadelphia Gear acquisitions are having on our performance.

1	The Timken Company

TIMKEN	PRESS RELEASE

“The fundamental changes we've made to improve the structural performance in our business led to strong operating results and free cash flow generation,” said Griffith, “as well as a strengthened balance sheet. Our strategic plan continues to serve us well in the face of uncertainty in the global economy.”
During 2012, Timken:

•
Raised the quarterly dividend by 15 percent to 23 cents per share, returning $89 million in capital to shareholders through quarterly dividends. This year marked 90 consecutive years of paying quarterly dividends dating back to the company's listing on the NYSE in 1922;

•	Announced an increased share repurchase program for up to 10 million of the company's common shares through 2015 and purchased 2.5 million shares for a total of $112 million;

•
Expanded its reach in emerging markets and broadened its product portfolio, extending the Timken® spherical bearing line and developing new crankshaft steels as well as incorporating Drives® chain and Philadelphia Gear® repair services into its offerings;

•	Completed the acquisition of the assets of Wazee Companies, LLC, expanding Timken services into critical motor and generator services and uptower wind maintenance and repair;

•
Broke ground on a $225 million expansion at its Faircrest Steel Plant in Canton, Ohio, which will provide large bar production capabilities unique in America as well as improve efficiency and increase capacity in a core area of its Timken® engineered steel product portfolio;

•
Invested in a new intermediate tube finishing line and new in-line forge press to improve productivity and increase capacity in its steel operations. These two investments, which come on line in the first quarter, reinforce the company's position of offering the broadest special bar quality (SBQ) steel capabilities in North America;

•
Continued to align its manufacturing footprint with market needs, announcing the closure of its St. Thomas, Ontario, bearing plant and the consolidation of those operations into existing U.S. facilities, and realigning its Tyger River plant in Union, S.C., to focus exclusively on large bore bearing products; and

•
Appointed Christopher A. Coughlin and Richard G. Kyle as group presidents, in connection with the retirement of Salvatore J. Miraglia. Coughlin leads the Mobile and Process Industries segments and Kyle oversees the Aerospace and Steel segments.

Fourth-Quarter Results
Timken posted sales of $1.1 billion in the fourth quarter of 2012, down 15 percent from the same period in 2011. The sales decrease primarily reflects lower demand in the company's light vehicle, heavy truck, mining and energy-related end market sectors, as well as lower surcharges. This decrease was partially offset by favorable pricing. From a geographic perspective, the decline also reflects lower demand in North America and Europe, partially offset by growth in Asia.

2	The Timken Company

TIMKEN	PRESS RELEASE

For the fourth quarter, the company generated net income of $75.3 million, or $0.78 per diluted share. That compares with $109.1 million, or $1.11 per diluted share, earned in the same period last year. The decrease in earnings was primarily the result of lower volume, mix, lower material surcharges and higher manufacturing costs, partially offset by favorable pricing, lower material costs, LIFO income and a lower tax rate.
Cash Flow and Balance Sheet
The company generated $626.1 million in cash from operating activities in 2012 with strong earnings and CDSOA receipts, partially offset by discretionary pension contributions. Excluding discretionary pension and VEBA trust contributions of $245 million, net of tax, and the benefit of CDSOA receipts, free cash flow (operating cash after capital expenditures and dividends) was $416.9 million. In addition, the company used $112 million of cash to purchase 2.5 million of its common shares.
The company improved its balance sheet and pension funding status in 2012. As of December 31, 2012, total debt was $479.0 million, or 17.6 percent of capital, and cash was $586.4 million, or $107.4 million in excess of total debt, compared with total debt of $515.1 million and net debt of $46.7 million at the end of 2011. Available liquidity at December 31, 2012, was $1.4 billion. Timken ended the year with an unfunded pension liability of $397.9 million, or a funded status of 89 percent, improved from $492.7 million, or 84 percent, a year ago.
Mobile Industries Segment Results
Mobile Industries' 2012 sales were $1.7 billion, down 5 percent from $1.8 billion a year ago. The benefits of the Drives acquisition and the strength of rail markets were more than offset by lower light vehicle and heavy truck sales as well as currency.
Mobile Industries achieved EBIT of $208.1 million, or 12.4 percent of sales, for the year, down 21 percent from $261.8 million, or 14.8 percent of sales, earned in 2011. The decrease in EBIT was primarily driven by lower volume, higher manufacturing costs and charges of approximately $25.0 million related to previously announced plant closures, partially offset by favorable pricing.
In the fourth quarter, Mobile Industries' sales were $361.1 million, down 14 percent relative to the same period a year ago primarily due to lower light vehicle, heavy truck and off-highway market demand. EBIT in the quarter was $34.7 million, or 9.6 percent of sales, compared with $48.8 million, or 11.6 percent of sales, for the same period a year ago. The decline in EBIT was due to lower volume, partially offset by favorable pricing.
Process Industries Segment Results
Sales for the Process Industries segment were $1.3 billion in 2012, an increase of 8 percent from $1.2 billion a year ago. The increase was primarily driven by acquisitions. End-market demand was essentially flat while the benefit of pricing was mostly offset by currency.
Process Industries generated EBIT of $274.9 million, or 20.5 percent of sales, up slightly from the prior year's EBIT of $274.2 million, or 22 percent of sales. EBIT benefited from acquisitions and pricing, partially offset by manufacturing costs, mix and currency.

3	The Timken Company

TIMKEN	PRESS RELEASE

Process Industries' fourth-quarter sales were $338.9 million, up 5 percent from the same period a year ago. The increase reflects higher volume and favorable pricing. EBIT in the quarter was $61.2 million, or 18.1 percent of sales, down 5 percent from the prior year's fourth quarter EBIT of $64.6 million, or 20 percent of sales. The decrease in EBIT resulted from higher manufacturing and material costs, mix and currency, partially offset by increased volume, favorable pricing and lower selling and administrative costs.
Aerospace and Defense Segment Results
For the full year 2012, Aerospace and Defense recorded sales of $346.9 million, up 7 percent from $324.1 million in 2011. The increase reflects strong volume across most of the segment's end markets, led by defense.
Aerospace EBIT was $36.3 million, or 10.5 percent of sales, up from $5.1 million, or 1.6 percent of sales, for the same period a year ago. The increase in EBIT was led by volume, price and lower manufacturing and selling and administrative costs. In addition, last year's results were negatively impacted by approximately $6 million in warranty charges.
Aerospace and Defense sales for the fourth quarter were $84.4 million, up 6 percent from the same period a year ago. The increase reflects higher volume, led by the defense sector, as well as favorable pricing. EBIT for the fourth quarter was $10 million, or 11.8 percent of sales, compared with EBIT of $2.7 million, or 3.4 percent of sales, in the same period a year ago. The increase in EBIT was due to higher volume, pricing, lower manufacturing and selling and administrative costs.
Steel Segment Results
Sales for Steel, including inter-segment sales, were $1.7 billion in 2012, down 12 percent from $2 billion last year. The results reflect reduced shipments to the industrial and oil and gas market sectors and lower raw-material surcharges of approximately $165 million, partially offset by favorable pricing.
Steel segment EBIT for the year was $251.8 million, or 14.6 percent of sales, compared to $267.4 million, or 13.7 percent of sales, in the prior year. EBIT was impacted by lower volume, mix, surcharges and higher manufacturing costs, partially offset by pricing, LIFO income and lower material costs.
For the quarter, Steel segment sales were $316.4 million, down 32 percent from the same period last year. Raw-material surcharges decreased approximately $70 million from the same period a year ago as a result of lower volume and material costs. Lower shipments, primarily in the industrial and oil and gas market sectors, were partially offset by improved pricing.
EBIT for the fourth quarter of 2012 was $25.2 million, or 8 percent of sales, compared with $70.6 million, or 15.1 percent of sales, for the same period a year ago. The decline in EBIT was driven by lower volume, mix, material surcharges and higher manufacturing costs, partially offset by pricing, lower material costs and LIFO income.

4	The Timken Company

TIMKEN	PRESS RELEASE

Outlook
“We expect to deliver solid operating results in 2013 as we continue to take actions to reduce costs and drive efficiencies in response to the environment,” said Griffith. “Our outlook for the year reflects our expectation that we will continue to see inventory reduction by our customers in the first half of the year, and anticipate an improving economy in the second half with customer demand matching consumption.”
The company expects sales to be down around 5 percent compared to 2012, driven primarily by continued lower demand. Operating performance is expected to remain strong, with all four segments maintaining double-digit operating margins.
For the full year 2013, The Timken Company expects:

•	Mobile Industries' sales down 5 to 10 percent for the year due to the impact of lower customer demand driven by the company's market strategy;

•	Process Industries' sales to be relatively flat, based on a second-half recovery in Asia and industrial distribution;

•	Aerospace and Defense sales up 7 to 12 percent, due to increased demand in civil and defense as well as critical motion control end markets; and

•	Steel sales down 7 to 12 percent, driven by lower oil and gas as well as industrial end-market demand and surcharges.
Timken projects 2013 annual earnings per diluted share to range from $3.75 to $4.05, which includes restructuring costs for previously announced plant closures totaling approximately $0.20.
The company expects to generate cash from operations of approximately $330 million in 2013. Free cash flow is projected to be a use of $120 million after making capital expenditures of about $360 million and paying about $90 million in dividends. Excluding discretionary pension and VEBA trust contributions of approximately $180 million, net of tax, the company forecasts free cash flow of approximately $60 million in 2013.
Conference Call Information
Timken will host a conference call today at 11:00 a.m. to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:    Thursday, Jan. 24, 2013
11:00 a.m. Eastern Time

All Callers:    Live Dial-In: 800/967-0627 or 816/581-1736
(Call 10 minutes prior to be included.)

Conference ID: Timken Earnings Call

Replay Dial-In available through Feb. 7, 2013:
888/203-1112 or 719/457-0820
Replay Passcode: 2099713

Live Webcast:    www.timken.com/investors

5	The Timken Company

TIMKEN	PRESS RELEASE

About The Timken Company
The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and power transmission to improve the reliability and efficiency of industrial machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Timken® bearings, engineered steel bars and tubes-as well as transmissions, gearboxes, chain, related products and services-support diversified markets worldwide. With sales of $5.0 billion in 2012 and approximately 20,000 people operating from 30 countries, Timken makes the world more productive and keeps industry in motion.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook," are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the fourth quarter and full year of 2012; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global or regional economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies; the impact on operations of general economic conditions; higher or lower raw material and energy costs; fluctuations in customer demand; the company's ability to achieve the benefits of announced programs, initiatives, and capital investments; and retention of CDSOA distributions. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2011, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###

Media Contact:	Investor Contact:
Pat Carlson	Steve Tschiegg
Global Media Relations	Director - Capital Markets & Investor Relations
1835 Dueber Avenue, S.W.	1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.	Canton, OH 44706-0927 U.S.A.
Telephone: (330)471-3514	Telephone: (330)471-7760
pat.carlson@timken.com	steve.tschiegg@timken.com

6	The Timken Company

TIMKEN	PRESS RELEASE

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except share data)	2012	2011	2012	2011
Net sales	$1,080.3	$1,264.7	$4,987.0	$5,170.2
Cost of products sold	801.8	922.1	3,620.7	3,800.5
Gross Profit	$278.5	$342.6	$1,366.3	$1,369.7
Selling, general & administrative expenses (SG&A)	163.5	167.1	643.9	626.2
Impairment and restructuring	0.7	5.9	29.5	14.4
Operating Income	$114.3	$169.6	$692.9	$729.1
Other (expense) income, net	(3.6)	(2.7)	101.3	(1.1)
Earnings Before Interest and Taxes (EBIT) (1)	$110.7	$166.9	$794.2	$728.0
Interest expense, net	(6.2)	(7.4)	(28.2)	(31.2)
Income Before Income Taxes	$104.5	$159.5	$766.0	$696.8
Provision for income taxes	29.1	51.2	270.1	240.2
Net Income	$75.4	$108.3	$495.9	$456.6
Less: Net Income (Loss) Attributable to Noncontrolling Interest	0.1	(0.8)	0.4	2.3
Net Income Attributable to The Timken Company	$75.3	$109.1	$495.5	$454.3

Net Income per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings Per Share	$0.79	$1.12	$5.11	$4.65
Diluted Earnings Per Share	$0.78	$1.11	$5.07	$4.59

Average Shares Outstanding	95,631,452	97,253,291	96,671,613	97,451,064
Average Shares Outstanding - assuming dilution	96,553,289	98,368,413	97,602,481	98,655,513

7	The Timken Company

TIMKEN	PRESS RELEASE

BUSINESS SEGMENTS (unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except share data)	2012	2011	2012	2011

Mobile Industries Segment
Net sales to external customers	$361.0	$419.6	$1,675.0	$1,768.9
Intersegment sales	0.1	—	0.5	0.5
Total net sales	$361.1	$419.6	$1,675.5	$1,769.4
Earnings before interest and taxes (EBIT) (1) (2)	$34.7	$48.8	$208.1	$261.8
EBIT Margin (1)	9.6%	11.6%	12.4%	14.8%

Process Industries Segment
Net sales to external customers	$337.1	$320.8	$1,337.6	$1,240.5
Intersegment sales	1.8	1.6	5.7	4.1
Total net sales	$338.9	$322.4	$1,343.3	$1,244.6
Earnings before interest and taxes (EBIT) (1) (2)	$61.2	$64.6	$274.9	$274.2
EBIT Margin (1)	18.1%	20.0%	20.5%	22.0%

Aerospace and Defense Segment
Net sales to external customers	$84.4	$79.7	$346.9	$324.1
Earnings before interest and taxes (EBIT) (1) (2)	$10.0	$2.7	$36.3	$5.1
EBIT Margin (1)	11.8%	3.4%	10.5%	1.6%

Steel Segment
Net sales to external customers	$297.8	$444.6	$1,627.5	$1,836.7
Intersegment sales	18.6	23.8	101.2	119.8
Total net sales	$316.4	$468.4	$1,728.7	$1,956.5
Earnings before interest and taxes (EBIT) (1) (2)	$25.2	$70.6	$251.8	$267.4
EBIT Margin (1)	8.0%	15.1%	14.6%	13.7%

Unallocated corporate expense (2)	$(20.6)	$(20.9)	$(84.4)	$(80.8)
Receipt of CDSOA distributions (3)	$(0.6)	$—	$108.0	$—
Intersegment eliminations income (expense) (2) (4)	$0.8	$1.1	$(0.5)	$0.3

Consolidated
Net sales to external customers	$1,080.3	$1,264.7	$4,987.0	$5,170.2
Earnings before interest and taxes (EBIT) (1) (2)	$110.7	$166.9	$794.2	$728.0
EBIT Margin (1)	10.2%	13.2%	15.9%	14.1%

(1) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin are useful to investors as these measures are representative of the Company's performance and cash generation.

(2) As of January 1, 2012, the Company modified the way in which certain selling, general and administrative expenses are allocated among business segments. Prior year amounts have been revised to be consistent with the new allocations.

(3) Receipt of the U.S. Continued Dumping and Subsidy Offset Act distributions, net of expenses (CDSOA), represents the amount of funds received by the Company for distribution of monies collected by U.S. Customs from antidumping cases to qualifying domestic producers.

(4) Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace and Defense segments.

8	The Timken Company

TIMKEN	PRESS RELEASE

Reconciliation of EBIT and EBITDA to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes consolidated earnings before interest and taxes (EBIT) are representative of the Company's performance and therefore useful to investors. Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) are another important measure of financial performance and cash generation of the business and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to consolidated EBIT and EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions) (Unaudited)	2012	2011	2012	2011
Net Income	$75.4	$108.3	$495.9	$456.6

Provision for income taxes	29.1	51.2	270.1	240.2
Interest expense	7.1	8.6	31.1	36.8
Interest income	(0.9)	(1.2)	(2.9)	(5.6)
Consolidated earnings before interest and taxes (EBIT)	$110.7	$166.9	$794.2	$728.0

Depreciation and Amortization	49.2	49.6	198.0	192.5
Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA)	$159.9	$216.5	$992.2	$920.5

9	The Timken Company

TIMKEN	PRESS RELEASE

Reconciliation to Net Income Attributable to The Timken Company, After Adjustments, to GAAP Net Income Attributable to The Timken Company:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes that net income attributable to the Company, after adjustments, and diluted earnings per share, after adjustments, are representative of the Company's core operations and therefore useful to investors.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except share data) (Unaudited)	2012	EPS	2012	EPS
Net Income Attributable to The Timken Company	$75.3	$0.78	$495.5	$5.07
CDSOA receipts, net of tax expense (1)	0.4	—	(68.0)	(0.69)
Charges due to plant closure (2)	2.3	0.02	28.1	0.28
Net Income Attributable to The Timken Company, after adjustments	$78.0	$0.80	$455.6	$4.66

(1) CDSOA receipts for the year ended December 31, 2012 were $108.0 million, net of tax expense of $40.0 million.

(2) On May 24, 2012, the Company announced the closure of its manufacturing plant in St. Thomas, Ontario, Canada. In the fourth quarter of 2012, the Company recorded $0.4 million of restructuring charges and $2.3 million of reorganization charges included in cost of products sold. These charges were recorded net of tax expense of $0.4 million. In the year ended December 31, 2012, the Company recorded $23.6 million of restructuring charges and $5.2 million of reorganization charges included in cost of products sold. These charges were recorded net of tax expense of $0.7 million.

10	The Timken Company

TIMKEN	PRESS RELEASE

Reconciliation of EBIT Margin, After Adjustments, to Net Income as a Percentage of Sales and EBIT, After Adjustments, to Net Income:
The following reconciliation is provided as additional relevant information about the Company's performance. Management believes that EBIT, after adjustments, and EBIT margin, after adjustments, are representative of the Company's core operations and therefore useful to investors.

	Three Months Ended		Year Ended
(Dollars in millions) (Unaudited)	December 31, 2012	Percentage to Net Sales	December 31, 2012	Percentage to Net Sales
Net Income	$75.4	7.0%	$495.9	9.9%

Provision for income taxes	29.1	2.7%	270.1	5.4%
Interest expense	7.1	0.7%	31.1	0.6%
Interest income	(0.9)	(0.1)%	(2.9)	(0.1)%
Consolidated earnings before interest and taxes (EBIT)	$110.7	10.2%	$794.2	15.9%

CDSOA receipts (1)	(0.6)	(0.1)%	108.0	2.2%
Charges due to plant closure (2)	2.7	0.2%	28.8	0.6%
Consolidated earnings before interest and taxes (EBIT), after adjustments	$112.8	10.4%	$931.0	18.7%

(1) CDSOA receipts for the year ended December 31, 2012 were $108.0 million.

(2) On May 24, 2012, the Company announced the closure of its manufacturing plant in St. Thomas, Ontario, Canada. In the fourth quarter of 2012, the Company recorded $0.4 million of restructuring charges and $2.3 million of reorganization charges included in cost of products sold. In the year ended December 31, 2012, the Company recorded $23.6 million of restructuring charges and $5.2 million of reorganization charges included in cost of products sold.

11	The Timken Company

TIMKEN	PRESS RELEASE

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
This reconciliation is provided as additional relevant information about The Timken Company's financial position. Capital is defined as total debt plus total shareholders' equity. Management believes Net Debt is an important measure of Timken's financial position, due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)			December 31, 2012	December 31, 2011
Short-term debt			$23.9	$36.3
Long-term debt			455.1	478.8
Total Debt			$479.0	$515.1
Less: Cash, cash equivalents and restricted cash			(586.4)	(468.4)
Net (Cash) Debt			$(107.4)	$46.7

Total equity			$2,246.6	$2,042.5

Ratio of Total Debt to Capital			17.6%	20.1%
Ratio of Net Debt to Capital			(5.0)%	2.2%

Reconciliation of Free Cash Flow to GAAP Net Cash Provided (Used) by Operating Activities:
Management believes that free cash flow and free cash flow less discretionary pension and postretirement contributions and CDSOA receipts are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions) (Unaudited)	2012	2011	2012	2011
Net cash provided (used) by operating activities	$259.6	$279.1	$626.1	$211.7
Less: capital expenditures	(109.9)	(99.3)	(297.2)	(205.3)
Less: cash dividends paid to shareholders	(22.2)	(19.4)	(89.0)	(76.0)
Free cash flow	127.5	160.4	239.9	(69.6)
Plus: discretionary pension and postretirement benefit contributions, net of the tax benefit (1)	—	—	245.0	256.0
Less: CDSOA receipts, net of tax expense (2)	0.4	—	(68.0)	—
Free cash flow less discretionary contributions postretirement contributions and CDSOA	$127.9	$160.4	$416.9	$186.4

(1) There were no discretionary pension and postretirement benefit contributions for the fourth quarter of 2012. The discretionary pension and postretirement benefit contributions for the full year 2012 were $364.1 million, before the tax benefit of $119.1 million.There were no discretionary pension and postretirement benefit contributions for the fourth quarter of 2011. The discretionary pension and postretirement benefit contributions for the full year 2011 were $401.4 million, before the tax benefit of $145.4 million.

(2) CDSOA receipts for the year ended December 31, 2012 were $108.0 million.

12	The Timken Company

TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions) (Unaudited)	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$586.4	$464.8
Accounts receivable	546.7	645.5
Inventories, net	862.1	964.4
Other current assets	178.9	218.2
Total Current Assets	$2,174.1	$2,292.9
Property, Plant and Equipment - Net	1,405.3	1,308.9
Goodwill	338.9	332.7
Other assets	326.4	392.9
Total Assets	$4,244.7	$4,327.4

LIABILITIES
Accounts payable	216.2	287.3
Short-term debt	23.9	36.3
Income taxes	36.4	48.6
Accrued expenses	391.4	447.7
Total Current Liabilities	$667.9	$819.9

Long-term debt	455.1	478.8
Accrued pension cost	391.4	491.0
Accrued postretirement benefits cost	371.8	395.9
Other non-current liabilities	111.9	99.3
Total Liabilities	$1,998.1	$2,284.9

EQUITY
The Timken Company shareholders' equity	2,232.2	2,028.3
Noncontrolling Interest	14.4	14.2
Total Equity	2,246.6	2,042.5
Total Liabilities and Equity	$4,244.7	$4,327.4

13	The Timken Company

TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$75.3	$109.1	$495.5	$454.3
Net income attributable to noncontrolling interest	0.1	(0.8)	0.4	2.3
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	49.2	49.6	198.0	192.5
Impairment charges	0.2	—	6.6	3.3
Pension and other postretirement expense	21.4	19.1	91.5	74.9
Pension and other postretirement benefit contributions and payments	(12.9)	(10.8)	(412.7)	(456.0)
Changes in operating assets and liabilities:
Accounts receivable	89.2	76.3	103.0	(111.6)
Inventories	67.3	(3.4)	102.5	(125.6)
Accounts payable	(56.2)	(24.4)	(73.2)	14.9
Accrued expenses	20.7	31.4	(53.8)	29.1
Income taxes	0.9	32.4	144.8	133.7
Other - net	4.4	0.6	23.5	(0.1)
Net Cash Provided (Used) By Operating Activities	$259.6	$279.1	$626.1	$211.7

INVESTING ACTIVITIES
Capital expenditures	$(109.9)	$(99.3)	$(297.2)	$(205.3)
Acquisitions	(20.5)	(93.2)	(20.7)	(292.1)
Investments - net	(2.9)	1.2	14.3	(22.7)
Divestitures	1.2	—	1.2	4.8
Other	(0.6)	0.8	4.7	7.3
Net Cash Used by Investing Activities	$(132.7)	$(190.5)	$(297.7)	$(508.0)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(22.2)	$(19.4)	$(89.0)	$(76.0)
Purchase of treasury shares, net	—	—	(112.3)	(43.8)
Net proceeds from common share activity	1.4	0.4	21.6	23.8
Net proceeds from credit facilities	(8.0)	3.6	(34.5)	1.6
Other	—	(5.1)	3.6	(12.2)
Net Cash Used by Financing Activities	$(28.8)	$(20.5)	$(210.6)	$(106.6)
Effect of exchange rate changes on cash	2.8	(6.2)	3.8	(9.4)
(Decrease) Increase In Cash and Cash Equivalents	$100.9	$61.9	$121.6	$(412.3)
Cash and cash equivalents at beginning of period	485.5	402.9	464.8	877.1
Cash and Cash Equivalents at End of Period	$586.4	$464.8	$586.4	$464.8

14	The Timken Company